Exhibit 99.1

Response Biomedical Corp. Announces Voting Results

VANCOUVER, B.C., June 13, 2016 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTC: RPBIF), in accordance with the requirements of the Toronto Stock Exchange, is pleased to announce the results of voting at its 2016 Annual General and Special Meeting of Shareholders held earlier today.

A total of 6,110,535 common shares were represented at the meeting, representing approximately 62% of the issued and outstanding common shares of the Company. Shareholders voted as follows:

1.	Election of Directors

By resolution passed by show of hands, the number of Directors of the Company was set at seven. By resolution passed by ballot vote, the following seven nominees proposed by Management were elected as Directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors are elected or appointed:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Dr. Anthony Holler, M.D.	5,637,282	97.04%	172,225	2.96%
Dr. Joseph D. Keegan, Ph.D.	5,807,822	99.97%	1,685	0.03%
Dr. Barbara R. Kinnaird, Ph.D.	5,807,872	99.97%	1,635	0.03%
Clinton H. Severson	5,807,047	99.96%	2,460	0.04%
Lewis J. Shuster	5,807,822	99.97%	1,685	0.03%
Dr. Peter A. Thompson, M.D.	5,807,054	99.96%	2,453	0.04%
Dr. Jonathan J. Wang, Ph.D.	5,807,054	99.96%	2,453	0.04%

2.	Appointment of Auditor

By resolution passed by show of hands, PricewaterhouseCoopers LLP, Chartered Professional Accountants, was appointed auditor of the Company for the ensuing year.

3.	Approval of Unallocated Options, Rights, and Other Entitlements Under the Amended Option Plan

By resolution passed by ballot vote, the approval of all unallocated options, rights, and other entitlements and the ability of the Company to continue granting options under its Amended and Restated 2008 Stock Option Plan until June 13, 2019, were approved. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
752,715	99.02%	7,449	0.98%	0	0.00%

5,049,343 shares held by insiders of the Company were not counted for purposes of this resolution.

4.	Approval of Unallocated Entitlements Under the Restricted Share Unit Plan (“RSU Plan”)

By resolution passed by ballot vote, the approval of all unallocated entitlements and the ability of the Company to continue granting Restricted Share Units under its RSU Plan until June 13, 2019, were approved. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
756,257	99.49%	3,907	0.51%	0	0.00%

5,049,343 shares held by insiders of the Company were not counted for purposes of this resolution.

5.	Approval of Unallocated Entitlements Under the Deferred Share Unit Plan (“DSU Plan”)

By resolution passed by ballot vote, the approval of all unallocated entitlements and the ability of the Company to continue granting Deferred Share Units under its DSU Plan until June 13, 2019, were approved. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
756,402	99.51%	3,762	0.49%	0	0.00%

5,049,343 shares held by insiders of the Company were not counted for purposes of this resolution.

6.	Non-Binding Advisory Vote on Executive Compensation

By resolution passed by ballot vote, an advisory resolution was passed to approve the Company’s executive compensation as outlined in the Company’s management information circular. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
5,806,512	99.95%	2,995	0.05%	0	0.00%

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, sepsis, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604 456 6010
Chief Financial Officer
ir@responsebio.com